EMPLOYMENT AGREEMENT

                This Employment Agreement (“Agreement”) is entered into as of this 20th day of January, 2003 (the “Effective Date”), by and between Equity Residential, a Maryland real estate investment trust (“Company”), and Bruce W. Duncan (the “Executive”).

RECITALS

                Company desires to employ the Executive as President and Chief Executive Officer of Company, and the Executive desires to accept such employment, on the terms and conditions hereinafter set forth.

                In consideration of the mutual covenants contained herein, and intending to be legally bound, Company and the Executive agree as follows:

1.                                      Employment and Duties.

a.             Employment.  Subject to all of the terms and conditions of this Agreement, the Company agrees to employ the Executive as its President and Chief Executive Officer for the Employment Period, and the Executive accepts such employment.

b.             Duties.  On and after the Employment Date, as President and Chief Executive Officer of the Company, Executive will have overall charge and responsibility for the business and affairs of the Company in accordance with the by-laws of the Company and its custom and practice for such officer’s position, and will perform such other duties as he is reasonably directed to perform by the Board of Trustees of Equity (the “Board”) not inconsistent with the foregoing.  Executive shall perform such duties at the Company’s headquarters located in Chicago, Illinois.  During the term of Executive’s employment as Chief Executive Officer, the Company shall re-nominate Executive for re-election to the Board; provided, Executive shall promptly submit his resignation from the Board upon a termination of his employment for any reason.

c.             Scope.  While the Executive is employed by the Company hereunder, Executive will devote substantially all of his business time, attention, skills and efforts to the business and affairs of the Company and the performance of his duties under this Agreement.  The Executive acknowledges that his duties and responsibilities under this Agreement will require his full-time business efforts and agrees that he will not engage in any other business activity or have any business pursuits or interests which materially interfere or conflict with the performance of the Executive’s duties under this Agreement.  Notwithstanding the foregoing, the parties agree that during the Employment Period, Executive may serve on civic or charitable boards or committees and up to two (2) corporate boards (in addition to the Board of the Company and Wellsford Real Properties, Inc.) so long as such activities do not materially interfere with the performance of the Executive’s duties under this Agreement.

2.                                      Definitions.

a.             Accrued Compensation.  “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the “Termination Date” (as defined below) but not paid as of the Termination Date including: (i) Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, (iii) vacation and sick leave pay (to the extent provided by Company policy or applicable law), (iv) incentive compensation (other than the “Pro Rata Bonus”; and (v) 100% of any Target Bonus (as defined at Section 4(b)) with respect to the Company’s fiscal year ended prior to the Termination Date.

b.             Base Amount.  “Base Amount” shall mean the Executive’s annual Base Salary at the rate in effect on the Termination Date.

c.             Bonus Amount.  “Bonus Amount” shall mean the annual average of the cash bonus paid to the Executive or due to Executive as Accrued Compensation under subsection 2(a)(v) (including in all cases amounts that would have been paid if they had not been deferred) under the Company’s annual incentive bonus plan for the two years immediately preceding the year in which the Executive’s employment terminates.  If the Executive’s employment is terminated prior to the payment of the 2003 and 2004 calendar year bonuses, “Bonus Amount” shall mean 100% of the Executive’s Target Bonus for such year of termination.

d.             Cause.  A termination of employment is for “Cause” if the Executive has been convicted of a felony involving fraud or dishonesty or the termination is evidenced by a resolution adopted in good faith by at least two-thirds of the Board that the Executive: (i) intentionally and continually failed substantially to perform his reasonably assigned duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness or from the Executive’s assignment of duties that would constitute “Good Reason” as hereinafter defined) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform or (ii) intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, however, that no termination of the Executive’s employment shall be for Cause as set forth in clause (ii) above until (x) there shall have been delivered to the Executive a copy of a written notice setting forth that the Executive was guilty of the conduct set forth in clause (ii) and specifying the particulars thereof in detail and (y) the Executive shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Executive’s counsel if the Executive so desires).  Neither an act nor a failure to act, on the Executive’s part shall be considered “intentional” unless the Executive has acted or failed to act with a lack of good faith and with a lack of reasonable belief that the Executive’s action or failure to act was in the best interest of the Company.  Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination is given by the Executive shall constitute Cause for purposes of this Agreement.

e.             Company.  The “Company” shall include the Company’s “Successors and Assigns”.

f.              Disability.  “Disability” shall mean a physical or mental infirmity that entitles the Executive to benefits under the Company sponsored long-term disability plan in which he participates.

g.             Good Reason.  “Good Reason” shall mean the occurrence of any of the events or conditions described in subsections (i) through (vi) hereof:

(i)            a change in the Executive’s status, position or responsibilities (including reporting responsibilities) which, in the Executive’s reasonable judgment, represents a substantial adverse change from his status, position or responsibilities; or the assignment to the Executive of any duties or responsibilities which, in the Executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities; but specifically excluding any action in connection with the termination of Executive’s employment for Disability, Cause, as a result of his death or by the Executive other than for Good Reason;

(ii)           a reduction in the Executive’s Base Salary or any failure to pay the Executive any compensation or benefits to which he is entitled within thirty (30) days of written notice thereof;

(iii)          the Company’s requiring the Executive to be based at any place outside a 30-mile radius from the Executive’s principal location of business in Chicago, Illinois immediately prior to relocation, except for travel reasonably required in the performance of the Executive’s responsibilities;

(iv)          the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty (60) days;

(v)           any material breach by the Company of any provision of this Agreement which is not cured within thirty (30) days of written notice to the Company of such breach;

(vi)          any purported termination of the Executive’s employment for Cause by the Company which does not comply with the terms of this Agreement; or

(vii)         the failure of the Company to obtain an agreement, reasonably satisfactory to Executive, from any Successors and Assigns to assume and agree to perform this Agreement as contemplated in Section 8(i) hereof.

h.             Notice of Termination.  “Notice of Termination” shall mean a written notice of termination from the Company of the Executive’s employment which indicates a specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

i.              Pro Rata Bonus.  “Pro Rata Bonus” shall mean an amount equal to 100% of the Executive’s Target Bonus that the Executive would have been eligible to receive for the Company’s fiscal year in which the Executive’s employment terminates, multiplied by a fraction, the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365.

j.              Successors and Assigns.  “Successors and Assigns” shall mean a corporation or other entity acquiring all or substantially all the voting securities, assets or business of the Company whether by operation of law or otherwise, and any affiliate of such Successors and Assigns.

k.             Termination Date.  “Termination Date” shall mean (a) in the case of the Executive’s death, his date of death, (b) in the case of Good Reason, the last day of his employment and (c) in all other cases, the date specified in the Notice of Termination or if no Notice of Termination is sent, the last day of his employment; provided, however, that if the Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be the 30th day after receipt of the Notice of Termination by the Executive, provided that the Executive shall not have returned to the full-time performance of his duties within 30 days after such receipt.

3.             Term.

                Subject to earlier termination in accordance with Section 5 below, Executive’s employment as President and Chief Executive Officer of the Company pursuant to the terms of this Agreement will become effective on January 1, 2003 (the “Employment Date”) and will have a term of four (4) years through December 31, 2006; and provided, however, the term of employment shall automatically be extended for one additional year as of January 1, 2007, and shall be renewed annually thereafter (such entire continuous period of employment being the “Employment Period”), unless, no later then ninety (90) days prior to the end of the Employment Period, either party provides to the other party in writing notice not to extend the Employment Period.

4.             Compensation.

a.             Base Salary.  During the Employment Period, the Company will pay the Executive a base salary (the “Base Salary”) at an initial rate of $750,000 per year in accordance with the Company’s standard payroll practices.  The Base Salary will be reviewed, at the times and pursuant to the procedures used in connection with considering base salary adjustments for the Company’s other senior executives as part of the normal salary administration program by the Compensation Committee of the Board (the “Committee”), for the purpose of considering increases in the Executive’s Base Salary in light of the Committee’s executive compensation philosophy statement then in effect, the performance by the Executive of his duties under this Agreement, and base salaries of chief executive officers of companies in the peer group identified by the Committee in its executive compensation policy.  Base Salary will not be decreased during the term of Executive’s employment.

b.             Annual Cash Bonus.  In addition to other compensation to be paid under this Section 4, the Executive will be eligible to receive a target annual cash bonus for each year during the Employment Period, to be administered by the Board under the Company’s annual incentive bonus plan.  The Executive’s target annual cash bonus, which will not be decreased during the term of Executive’s employment, will be $1,080,000 for 2003 and 144% of Base Salary for all years thereafter (the “Target Bonus”).  The criteria for achievement of Executive’s target bonus shall be determined using the same criteria determined by the Committee for achievement of target bonuses for other senior executives.

c.             Long Term Incentive Plans.  In addition to other compensation to be paid under this Section 4, the Executive will be eligible to receive an annual long term incentive award of stock options, restricted stock and/or performance units under the Company’s long term incentive plans.  The Executive’s target long-term incentive award, which will not be decreased during the term of Executive’s employment, is $4,500,000 for 2003 and 246% of the Executive’s targeted cash compensation (i.e., Base Salary plus Target Bonus) for each year thereafter.  The number of stock options, restricted shares and performance share units, the allocation between stock options, restricted shares and performance share units, the vesting thereof and the “target” criteria shall be determined using the same criteria determined by the Committee in its other senior executive compensation grants for each such year.

d.             Other Benefits.  In addition to other compensation to be paid under this Section 4, the Executive will be entitled to five (5) weeks of paid vacation each year, a Company paid non-golf club membership, reimbursement for first class travel, if he uses this option, on business related trips.  Executive shall also be eligible to participate in all other benefit and perquisite plans, practices and programs maintained by Company as are made available to its senior executives, as those plans, practices and programs may be amended, supplemented, replaced or terminated from time to time.  Any provision of any plan, program, practice or policy of the Company (other than Executive’s Deferred Compensation Agreement), or any award or grant of incentive compensation to Executive, now existing or as hereafter may be adopted, amended or modified, to the contrary notwithstanding, upon the Executive’s continuous employment with the Company through December 31, 2006, he will be deemed to have attained a sufficient age and years of service for retiree eligibility under all Company incentive and benefit plans, programs and practices (including, without limitation, (x) continued exercisability of stock options at the most senior tier upon a termination of employment, but not less than the lesser of five years or the remaining term of the grant and (y) upon Executive’s retirement on or after such date, all outstanding performance shares shall fully vest and shall be immediately payable at the greater of (1) the 100% target level or (2) the number of shares earned as calculated through the date of retirement), specifically excluding (i) Executive’s Deferred Compensation Agreement, and (ii) the General Retirement Benefits Agreement, dated March 14, 2002, between the Executive and the Company (which agreement shall remain in force hereafter in accordance with its terms).

e.             Reimbursement of Business Expenses.  The Company agrees to reimburse the Executive for all reasonable out-of-pocket business expenses incurred by the Executive on behalf of the Company in accordance with the standard policies and procedures of the Company relating to reimbursement of business expenses.

f.              Taxes.  All compensation payable to the Executive pursuant to this Agreement is stated in gross amount and will be subject to all applicable withholding and normal payroll taxes.

g.             No Trustee Fees.  The Executive will not receive any additional compensation for serving as a Trustee of the Company.

5.             Termination.

a.             Mutual Agreement.  The Executive’s employment hereunder may be terminated at any time by mutual agreement on terms to be negotiated at the time of such termination.

b.             Death or Disability.  The Executive’s employment will terminate automatically upon the Executive’s death.  If the Company determines in good faith that the Disability of the Executive has occurred, subject to the respective continuing obligations of the Company and the Executive under this Agreement, the Company has the right to terminate the Executive’s employment under this Agreement by notice pursuant to Section 5(e) below.

c.             By the Company.  Subject to the respective continuing obligations of the Company and the Executive under this Agreement, the Company has the right to terminate the Executive’s employment under this Agreement for Cause, or without Cause, by notice pursuant to Section 5(e) below.

d.             By the Executive.  Subject to the respective continuing obligations of the Company and the Executive under this Agreement, the Executive has the right to terminate his employment under this Agreement for Good Reason, or without Good Reason, by notice pursuant to Section 5(e) below.

e.             Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive (other than termination upon the Executive’s death, which does not require notice) must be communicated by written Notice of Termination to the other party hereto given in accordance with the notice provisions of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a notice which (i) indicates the specific termination provision of this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date will not be less than thirty (30) days after the giving of such notice).  The failure by Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of the basis for termination will not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing his or its rights hereunder.

6.             Compensation Upon Termination.

                The Executive shall be entitled to the following compensation and benefits upon his termination of employment with the Company:

a.             If the Executive’s employment with the Company shall be terminated: (i) by the Company for Cause or (ii) by the Executive other than for either Good Reason or Disability, then the Company shall pay to the Executive the Accrued Compensation and, if such termination is other than by the Company for Cause, the Pro Rata Bonus.  If the Executive’s employment with the Company shall be terminated within thirty-six (36) months following a Change In Control, the Executive shall be entitled to the compensation and benefits provided him under his Change In Control Agreement with the Company dated March 14, 2002 as hereafter may be amended by the parties (“Change In Control Agreement”).

b.             If the Executive’s employment with the Company shall be terminated for any reason other than as specified in Section 3(a), the Executive shall be entitled to the following compensation and benefits:

(i)            the Company shall pay the Executive all Accrued Compensation and a Pro-Rata Bonus;

(ii)           the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount in cash equal to two and one half (2.5) times the sum of (A) the

Base Amount and (B) the Bonus Amount (in each case determined without regard for any reduction thereof constituting “Good Reason”);

(iii)          for thirty (30) months following the Termination Date, (the “Continuation Period”), the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the health insurance benefits provided to similarly situated executives who continue in the employ of the Company during the Continuation Period.  The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefits plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder.  Any COBRA benefit rights (Federal or state) of Executive, his dependents and beneficiaries shall commence immediately following the Continuation Period.  This subsection (iii) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be otherwise entitled under any of the Company’s employee benefit plans, programs or practices or applicable law following the Executive’s termination of employment;

(iv)          all theretofore unvested stock options, restricted stock and other awards issued to the Executive pursuant to the Company’s Share Option and Share Award Plan and/or Share Incentive Plan, and any other incentive or successor plan in which the Executive participates, shall immediately vest, with any performance shares fully vesting and immediately payable at the greater of (x) the 100% target level or (y) the number of shares earned as calculated through the date of termination; and the Executive shall have the balance of the ten year option period to exercise any vested options held by him at the time of his termination; provided, in the event of Executive’s death, Executive’s stock options shall be exercisable for the shorter period of (1) three (3) years or (2) the unexpired stated exercise period under the stock option grant.

c.             The amounts provided for in Sections 6(a) and 6(b)(i) and (ii) shall be paid in a single lump sum cash payment in immediately available funds within ten (10) business days of the Termination Date.

d.             The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 6(b)(iii).

e.             The Executive’s entitlement to any other compensation or benefits or any indemnification shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices, as provided at Section 4(d) hereof, or any indemnification agreement in effect on the Effective Date (or as such indemnification agreement may be amended hereafter, provided that such amendment is more favorable to Executive).  Without limiting the foregoing provisions of this Section 6(e), if Executive’s employment is terminated by the Company or Executive due to Disability or Executive’s employment terminates due to his death, then Executive shall not be entitled to any amounts set forth in Section 6(b)(ii) or, except as required by law, in Section 6(b)(iii).

7.             Non-Competition.

a.             Non-Compete; Non-solicitation.  Except for a termination of employment in which compensation and benefits are paid under the Change In Control Agreement, during the Employment Period and for a period of two and one-half (2.5) years after termination of the Executive’s employment hereunder, (i) the Executive will not become a consultant to, or an officer, employee, agent, advisor, principal, partner, director or substantial stockholder of any company or entity engaged in the multi-family apartment rental or development business and (ii) the Executive will not, directly or indirectly, for the benefit of any company or entity solicit the employment or services of, hire, or assist in the hiring of any person eligible for the Company’s incentive bonus plan.  For the purpose of this Section 7(a) Executive shall not be a “substantial stockholder” of any publicly traded company or entity in which he beneficially owns not more than 5% of the outstanding common stock (on a fully diluted basis).

b.             Acknowledgment.  The Executive has carefully read and considered the provisions of this Section 7 and agrees that the restrictions set forth in this Section 7 (including the period of restriction, scope of activity to be restrained and the geographical scope) are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, employees, creditors and stockholders.  The Executive understands that the restrictions contained in this section may limit his ability to engage in a business similar to that of the Company’s, but acknowledges that he will receive sufficiently high compensation and other benefits hereunder to justify such restrictions.

c.             No Adequate Remedy.  The Executive understands that if he fails to fulfill his obligations under this Section 7, the Company will suffer irreparable injury, and the damages to the Company would be very difficult to determine.  Therefore, in addition to any other rights or remedies, the Executive agrees that the Company will be entitled to a temporary, preliminary, and permanent injunction enjoining or restraining the Executive from any such violation or threatened violation, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security.  The Executive hereby consents to specific enforcement of Section 7 of this Agreement by the Company through an injunction or restraining order issued by any state or federal court of competent jurisdiction.  The Executive further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the confidential information he possesses or will possess during the Employment Period, the covenants set forth herein are reasonable and necessary for the protection of the business and the goodwill of the Company.

8.             Miscellaneous.

a.             Reimbursement of Professional Fees.  Company will pay on the Executive’s behalf all bills rendered to the Executive by the Executive’s attorneys, accountants and other advisors in connection with the negotiation and execution of this Agreement; provided, however, that the amount of professional fees payable hereunder will not exceed $15,000.

b.             No Guaranteed Employment.  The Executive and the Company acknowledge that the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time, subject, however to the rights of the Executive provided herein or in any other agreement entered into by the Executive and the Company in the event of any such termination.

c.             Full Satisfaction; Waiver and Release.  As a condition to receiving the payments and benefits hereunder, the Executive shall execute a document in customary form, releasing and waiving any and all claims, causes of actions and the like against the Company and its successors, shareholders, officers, trustees, agents and employees, regarding all matters relating to the Executive’s service as an employee of the Company or any affiliates and the termination of such relationship.  Such claims include, without limitation, any claims arising under Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act of 1962; the American Disabilities Act of 1990; the Family Medical Leave Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; or any other federal, state or local statute or ordinance, but exclude any claims that arise out of an asserted breach of the terms of this Agreement and any benefits payable to Executive under the Company’s benefit plans, practices and programs in which he participates.

d.             Waiver   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

e.             Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to the conflict of laws principles thereof.  Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Cook County in the State of Illinois.

f.              Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

g.             Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, specifically excluding the Deferred Compensation Agreement between Executive and the Company dated of even date herewith, the Change in Control Agreement, and the provisions of the March 14, 2002 Employment Agreement dealing with Executive’s 2002 compensation, all of which shall remain in full force and effect.

h.             Notices.  All notices and other communications under this Agreement must be in writing and must either be delivered personally or sent by first class mail, certified or registered with return receipt requested, postage prepaid; if to the Company, to the attention of the General Counsel at 2 North Riverside Plaza, Suite 400, Chicago, IL 60606; and if to the Executive, at his address most recently on file with the Company, or such other address as either party may specify by like notice.

i.              Successors; Binding Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns, and the Company shall require any Successors and Assigns (other than by operation of law in connection with a merger or consolidation, which requirement shall be deemed satisfied upon such merger or consolidation) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representative, except by will or by the laws of descent and distribution or as otherwise provided herein.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

EQUITY RESIDENTIAL, a Maryland real estate investment trust

By:	/s/Bruce C. Strohm
Bruce C. Strohm, Executive Vice President and General Counsel

EXECUTIVE:

/s/Bruce W. Duncan
Bruce W. Duncan